EXHIBIT 23.1

Independent Auditor's Consent

We consent to the incorporation by reference and use in this Amendment No. 2 to Registration Statement of Obsidian Enterprises, Inc. and Subsidiaries on Form S-4/A of our report, dated February 2, 2004, with respect to the consolidated financial statements of Obsidian Enterprises, Inc. and Subsidiaries appearing in the Prospectus, which is part of this Registration Statement and in Obsidian Enterprises, Inc. and Subsidiaries Annual Report on Form 10-K for the year ended October 31, 2003.

We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.



                                                /s/  McGladrey & Pullen, LLP

                                                McGladrey & Pullen, LLP

Elkhart, Indiana
March 10, 2004